STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Soleil Capital L.P.

SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows:

Name. The name of the limited partnership formed hereby is VPR BRANDS, LP (the “Partnership”).

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 2nd day of September, 2015.

VPR BRANDS, LP
BY:	SOLEIL CAPITAL MANAGEMENT, L.L.C.
as its General Partner

By:/s/ Kevin Frija
Name: Kevin Frija
Title: Manager